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                                                                   EXHIBIT 4.3.3

                          SECOND AMENDMENT TO INDENTURE


     THIS SECOND AMENDMENT to the Indenture, dated as of July 1, 1997, as amended by the First Amendment to Indenture, and as supplemented by the First Supplemental Indenture, each dated as of May 27, 1999, by and among Venture Holdings Trust, a grantor trust organized under the laws of Michigan (the "Trust"), Vemco, Inc., Vemco Leasing, Inc., Venture Industries Corporation, Venture Holdings Corporation, Venture Leasing Company, Venture Mold & Engineering Corporation, and Venture Service Company, each a Michigan corporation (each an "Issuer" and, together with the Trust, the "Issuers") and The Huntington National Bank, a national banking association, as Trustee (the "Trustee") is made as of the 27th day of May, 1999 by and among the Issuers and the Trustee.

     Section 9.1 of the Indenture provides, among other things, that the Issuers, when authorized by Board Resolutions (such term and all other capitalized terms used and not defined herein shall have the meanings assigned to such terms in the Indenture), and the Trustee may amend the Indenture, without the consent of any Holder, for certain purposes, as set forth therein. This Amendment is being entered into for the purposes set forth in Section 9.1(2) and has been duly authorized by the Special Advisor of the Trust and by the Board of Directors of each other Issuer.

     Accordingly, the parties hereto hereby agree as follows:

SECTION 1. AMENDMENTS TO THE INDENTURE

                                    ARTICLE I

                          DEFINITIONS AND INCORPORATION
                                  BY REFERENCE

     (a) Section 1.1 of the Indenture is hereby amended by deleting the definition of "Beneficiary" and substituting therefor the following (italicized text indicates changes from the current definition):

     "Beneficiary" means (i) any beneficiary of the Trust while it is a trust or
(ii) any shareholder or holder of the Equity Interests of a successor corporation or limited liability company after a Trust Contribution.

     (b) Section 1.1 of the Indenture is hereby amended by deleting the definition of "Board of Directors" and substituting therefor the following (italicized text indicates changes from the current definition):

     "Board of Directors" means (A) either the board of directors or managers of any Issuer or Subsidiary, as the case may be, or any duly authorized committee of either such board and (B), in


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the case of the Trust, the Special Advisor of the Trust; provided that (i), in the event the Special Advisor's rights, duties and powers are assumed by the Successor Special Advisor Group, "Board of Directors" means the Successor Special Advisor Group of the Trust and (ii), in the event the Trust is reorganized as a corporation or a limited liability company or a Trust Contribution shall occur, "Board of Directors" means the board of directors or managers or managing members of the successor corporation or limited liability company.

     (c) Section 1.1 of the Indenture is hereby amended by deleting the definition of "Change of Control" and substituting therefor the following (italicized text indicates changes from the current definition):

     "Change of Control" means (i) any merger or consolidation of the Trust with or into any person or any sale, transfer or other conveyance, whether direct or indirect, of all or substantially all of the assets of the Trust, on a consolidated basis, in one transaction or a series of related transactions, if immediately after giving effect to such transaction(s), any "person" or "group" (as such terms are used for purposes of Sections 13(d) and 14(d) of the Exchange Act, whether or not applicable) other than an Excluded Person is or becomes the "beneficial owner," directly or indirectly, of more than 40% of the total voting power in the aggregate normally entitled to vote in the election of directors, managers, or trustees, as applicable, of the transferee(s) or surviving entity or entities and the Excluded Persons "beneficially own" a lesser percentage and do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of such directors, managers or trustees, as applicable, (ii) any "person" or "group" (as such terms are used for purposes of Sections 13(d) and 14(d) of the Exchange Act, whether or not applicable) other than an Excluded Person is or becomes the "beneficial owner," directly or indirectly, of more than 40% of the total voting power in the aggregate of all classes of Capital Stock of the Trust then outstanding normally entitled to vote in elections of directors, managers or trustees and the Excluded Persons "beneficially own" a lesser percentage and do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of such directors, managers or trustees, as applicable, or (iii) during any period of 12 consecutive months after the Issue Date, individuals who at the beginning of any such 12-month period constituted the Board of Directors of the Trust (together with any new directors whose election by such Board or whose nomination for election by the equity holders of the Trust, (A) with respect to Venture Holdings Trust was made pursuant to the terms of the Venture Trust Instrument, and (B) with respect to Venture Holdings Corporation or another successor to the Trust, or their respective successors, after the occurrence of a Trust Contribution, (x) was approved by the Beneficiary of Venture Holdings Trust on or before the date of the Trust Contribution, or (y) was approved by a majority of the directors of the Trust whose appointment, election or nomination to the Board of Directors was approved in accordance with the preceding clause
(x) or by this clause (y)) cease for any reason to constitute a majority of the Board of Directors of the Trust then in office. Notwithstanding anything in this definition to the contrary, a "Change of Control" shall not be deemed to have occurred solely as a result of a transaction pursuant to which the Trust is reorganized or reconstituted as a corporation or a limited liability company or a Trust Contribution occurs in accordance with the provisions described under
Article V and no event which is otherwise a "Change of Control" above shall have occurred.

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     (d) Section 1.1 of the Indenture is hereby amended by deleting the definition of "Fairness Committee" and substituting therefor the following (italicized text indicates changes from the current definition):

     "Fairness Committee" means a committee duly established pursuant to the Venture Trust Agreement (or organizational, operating or charter documents of a successor to the Trust) and the bylaws, organizational, operating or charter documents, of each other Issuer, Guarantor and Subsidiary without whose approval (and without the approval of a majority of its Independent members) the Trust, an Issuer, a Guarantor or a Subsidiary shall not be authorized to enter into any transaction or take any action which pursuant to the terms of this Indenture requires approval of the Fairness Committee.

     (e) Section 1.1 of the Indenture is hereby amended by deleting the definition of "Officer" and substituting therefor the following (italicized text indicates changes from the current definition):

     "Officer" means, with respect to the Issuers, the Chairman of the Board, the Chief Executive Officer, the President, any Vice President, the Chief Financial Officer, the Treasurer, the Controller or the Secretary or Assistant Secretary, and in addition with respect to the Trust while it is a trust, the Special Advisor under the Venture Trust Instrument.

     (f) Section 1.1 of the Indenture is hereby amended by deleting the definition of "Tax Distribution Amount" and substituting therefor the following (italicized text indicates changes from the current definition):

     "Tax Distribution Amount" means, in respect of any period after the Issue Date during which the Trust is an entity described in Sections 1361(a)(1), 1361(c)(2) or Section 1361(d) of the Code, or, following a Trust Contribution, is a limited liability company that is disregarded as an entity separate from its owners under the Code, an amount, described in good faith by such Issuers' independent public accountants, which shall be a nationally recognized accounting firm, equal to the sum of (x) the amount of intangibles tax actually imposed on the Beneficiary of the Trust in respect of Trust Tax Distributions for such period and (y) (a) the sum of the highest marginal federal income tax rate and highest state and local income tax rate applicable to the Beneficiary of the Trust on income of the Issuers which are S Corporations for federal, state or local income tax purposes for such period, expressed as a percentage, multiplied by (b) such Issuers' taxable income for such period computed taking into account, without limitation, the deduction for single business and franchise tax actually imposed on such Issuers; provided that (i) the foregoing shall be determined by giving effect to the deduction of relevant state and local income and intangibles taxes for purposes of determining federal income taxes, such deduction to be computed based on the state and local income tax rates applicable in clause (y) (a) hereof and the amount of intangibles tax determined under clause (x) hereof, and (ii) the foregoing shall be reduced by the amount of cumulative tax losses of such Issuers from any previous period (to the extent not previously utilized in computing the Tax Distribution Amounts) since the Closing Date and any investment tax credits and other tax credits generated by such Issuers.

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                                   ARTICLE IV

                                    COVENANTS

     (a) Section 4.3 of the Indenture is hereby amended by deleting the paragraph numbered (iii)(a) in the second paragraph thereof and substituting therefor the following (italicized text indicates changes from the current paragraph):

               "(iii) (a) so long as the Trust is a limited liability company that is disregarded as an entity separate from its owners under the Code following a Trust Contribution or is an entity described in
          Section 1361(a)(1), 1361(c)(2) or 1361(d) of the Code or any similar provision of state or local law, (x) the Trust shall be permitted to distribute to the Beneficiary of the Trust (or pay compensation to the Beneficiary of the Trust in lieu of such distributions) all amounts distributed to the Trust pursuant to the following clause (y), and (y) the Issuers (other than the Trust) in the aggregate shall be permitted to make payments to the Trust in cash as follows, calculated before giving effect to such payments (such payments to be referred to hereinafter as "Trust Tax Distributions"):

               (1) on (or within 15 days prior to) each April 15, June 15, Sep tember 15 and January 15 an amount equal to the minimum federal and state estimated quarterly income and intangible tax payments required to be made on such date by the Beneficiary of the Trust in order to prevent underpayment of estimated income tax pursuant to the rules set forth in Sections 6654(b) and 6654(d)(1) of the Code or their successors or supplements and any similar provision of applicable state income and intangible tax law for any state with respect to which the Issuers qualify as S corporations for state law purposes, such amount to be calculated as though such Beneficiary's only income and loss in each such quarter was an amount equal to the sum of the taxable income and loss of the Issuers which are S corporations. The foregoing amounts may be paid so long as (I) such Issuer is and was an S corporation for such quarter, as defined in Section 1361 of the Code or its successors and supplements, (II) no Default or Event of Default exists and is continuing or would thereby occur, (III) special tax counsel to the Issuers delivers to the Trustee, prior to the payment in respect of such quarter, an opinion substantially in the form attached hereto as Exhibit C-1 (or, if the Beneficiary of the Trust is disabled or unavailable as described in Section 3 of the Venture Trust Instrument, such special tax counsel delivers to the Trustee, prior to the payment in respect of such quarter, an opinion substantially in the form attached hereto as Exhibit C-2), (IV) the Issuers have not received a private ruling or a National Office Technical Advice Memorandum from the Internal Revenue Service or, in respect of distributions made for state income tax purposes, a similar ruling from any applicable state or local taxing authority, that the Trust is not a limited liability company that is disregarded as an entity separate from its owners under the Code or an entity described in
          Section 1361(a)(1), 1361(c)(2)

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          or 1361(d) of the Code, or their successors and supplements, or any similar provision of state or local law or there has been a final "determination" (as used in Section 1313 of the Code) or similar state determination to the same effect, and (V) the Issuers have complied with the terms of clauses (b), (c) and (d) below. The amount that is distributable pursuant to clause (y) by each Issuer which is an S corporation in respect of each of the quarters described above shall be that proportion of the amount of the Trust Tax Distribution for each such quarter which such Issuer's Tax Income for such quarter bears to the aggregate Tax Income of all the Issuers which are S corporations in such quarter. For purposes of the foregoing, "Tax Income" shall mean one-quarter of an Issuer's actual taxable income for the year prior to that with respect to which the calculations described above are being made; and

               (2) no later than September 15 of each year, the Issuers shall cause their tax advisors, which shall be a nationally recognized accounting firm, to deter mine the actual amount of federal and state income tax liability of the Beneficiary of the Trust for the previous calendar year computed as if the only income and loss of the Beneficiary in such year was an amount equal to the sum of the taxable income and loss of the Issuers which are S corporations (the "Actual Tax Amount"). The computation of the Actual Tax Amount made by the Issuers' tax advisors shall be reviewed and reported on by a nationally recognized accounting firm, which may be the Issuers' tax advisors. If (A) the Actual Tax Amount, as determined by such tax advisor, is less than the aggregate estimated amounts paid pursuant to clause (1) above in respect of such year (the "Distributed Amounts") and/or (B) if the Actual Tax Amount is at any time finally determined by the Internal Revenue Service or a court of competent jurisdiction to be less than that determined by such tax advisors, the Issuers shall cause the Beneficiary to the Trust, within 75 days after such difference is determined, to reimburse to the Trust, with no obligation on the part of the Trust to such Beneficiary with respect to such reimbursement, the excess of the Distributed Amounts over the Actual Tax Amount, as finally determined by the tax advisors, the Internal Revenue Service or court of competent jurisdiction, as the case may be, or the excess of the Actual Tax Amount, as determined by the tax advisors, over the Actual Tax Amount as determined by the Internal Revenue Service or court, as the case may be (in either case, which excess amount may be offset by any amounts then or subsequently owed to the Beneficiary by reason of clause (1) above). If the excess of the Distributed Amounts over the Actual Tax Amount, as finally determined by the tax advisors, is reimbursed to the Trust after June 14 of such year, such excess shall bear interest from June 15 to the date preceding the date it is paid at an interest rate equal to the overpayment rate established under Section 6621(a)(1) of the Code or its successor and supplements. Such reimbursed amount (if any) shall then be reimbursed by the Trust to each of the Issuers that first distributed such amounts to the Trust. If the Actual Tax Amount, as determined by the tax advisors, the Internal Revenue Service or court, as the case may be, is greater than the Distributed Amounts, each of the Issuers which are S corporations shall distribute to

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          the Trust, and the Trust shall distribute to the Beneficiary, its share of the excess of the Actual Amount over the Distributed Amounts, within 75 days after such difference is determined, provided that no such distribution shall be made by any of the Issuers unless a nationally recognized accounting firm shall have reviewed and reported on the computation of the Actual Tax Amount made by the tax advisors, which may be the same nationally recognized accounting firm that acts as the Issuers' tax advisors. If any payment is made (i) in contravention of clause (1) above and paid to the Beneficiary of the Trust pursuant to clause (x) above or (ii) in contravention of the proviso to the immediately preceding sentence and paid to the Beneficiary of the Trust pursuant to the immediately preceding sentence, the Issuers shall cause the Beneficiary of the Trust to reimburse to each of the Issuers making such prohibited payment the amount of such prohibited payment;

     (b) Section 4.3 of the Indenture is hereby amended by deleting the paragraph numbered (iii)(c) in the second paragraph thereof and substituting therefor the following (italicized text indicates changes from the current paragraph):

     (c) if at any time the Issuers receive notification from the Internal Revenue Service that any Issuer does not qualify as an S corporation under
Section 1361(a)(1) of the Code, (x) no further distributions shall be made pursuant to clause (a)(1) above by such Issuer, and (y) the Issuers shall cause the Beneficiary of the Trust either (A) to reimburse the Trust all amounts paid by that Issuer pursuant to clause (a)(1) and clause (a)(2) above with respect to all periods as to which that Issuer did not qualify as an S corporation, with no obligation on the part of the Trust to such Beneficiary with respect to such reimbursement, and the Trust shall then pay such reimbursement to that Issuer, or (B) to reimburse such Issuer such payments directly, within 75 days after such requirement for reimbursement is determined; provided that no such reimbursement shall be required to the extent to which such distribution would otherwise have been permitted, after taking into account interest, penalties and additions to tax imposed on such Issuer as a result of its failure to qualify as an S corporation under Section 1361(a)(1) of the Code, or its successors and supplements. If the Issuers at any time receive notification from the Internal Revenue Service that the Trust is not a limited liability company that is disregarded as an entity separate from its owners under the Code or an entity described in Section 1361(a)(1), 1361(c)(2) or 1361(d), or their successors and supple ments, as the case may be, of the Code, or if the Issuers fail to receive a favorable response to a ruling request described in clause (b) within 360 days after the disability or unavailability of Larry J. Winget, the Issuers shall take the actions described in clauses (x) and (y) of the preceding sen tence; and

                                    ARTICLE V

                              SUCCESSOR CORPORATION

     Article V of the Indenture is hereby amended by deleting Article V in its entirety and substituting therefor the following (italicized text indicates changes from the current Article V):


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     Section 5.1 Limitation on Merger, Sale or Consolidation.

     The Trust will not consolidate with or merge with or into another person or sell, lease, convey or transfer all or substantially all of its assets (computed on a consolidated basis), whether in a single transaction or a series of related transactions, to another person or group of affiliated persons or adopt a plan of liquidation, unless (i) either (a) the Trust is the continuing entity or (b) the resulting, surviving or transferee entity or, in the case of a plan of liquidation, the entity which receives the greatest value from such plan of liquidation is a corporation or limited liability company organized under the laws of the United States, any state thereof or the District of Columbia and expressly assumes by supplemental indenture all of the obligations of the Trust in connection with the Notes and the Indenture; (ii) no Default or Event of Default shall exist or shall occur immediately after giving effect on a pro forma basis to such transaction; (iii) immediately after giving effect to such transaction on a pro forma basis, the Consolidated Net Worth of the consolidated surviving or transferee entity or, in the case of a plan of liquidation, the entity which receives the greatest value from such plan of liquidation is at least equal to the Consolidated Net Worth of the Trust immediately prior to such transaction and (iv) immediately after giving effect to the transaction on a Pro Forma Basis, the consolidated resulting, surviving or transferee entity or, in the case of a plan of liquidation, the entity which receives the greatest value from such plan of liquidation would immediately thereafter be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Debt Incurrence Ratio set forth in Section 4.10.

     Notwithstanding anything contained in this Indenture to the contrary, the Trust is permitted to contribute all of the Equity Interests of the Subsidiaries then held by the Trust (other than the Equity Interests of the Subsidiary which is to receive such contribution from the Trust) to Venture Holdings Corporation or other successor to the Trust (a "Trust Contribution"), provided that (A) any successor or surviving corporation or limited liability company is organized and existing under the laws of the United States, any state thereof or the District of Columbia, (B) such contribution or reorganization is not materially adverse to Holders of the Notes; it being understood, however, that such contribution or reorganization shall not be considered materially adverse to Holders of the Notes solely because the successor or surviving corporation or limited liability company is subject to income taxation as a corporate entity, (C) immediately after giving effect to such transaction, no Default or Event of Default exists,
(D) the actions comprising such contribution or reorganization (e.g., the contribution of Capital Stock of the Subsidiaries, or the issuance of Capital Stock of the corporation or limited liability company in exchange for assets of or Equity Interests in the Trust or in exchange for Capital Stock of a corporation or limited liability company holding such Equity Interests, or the merger or consolidation of such corporations or limited liability companies) will not themselves directly result in material income tax liability to the successor or surviving corporation or limited liability company, (E) the successor or surviving corporation or limited liability company has assumed all obligations of the Trust, pursuant to a supplemental indenture in a form reasonably satisfactory to the Trustee, under the Notes and hereunder and (F) Holders of the Notes will not recognize income, gain or loss for federal income tax purposes as a result of such contribution or reorganization and will be subject to federal income tax on the same amounts, in the same manner,


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and at the same time as would have been the case if such contribution or reorganization had not occurred. If the successor or surviving corporation or limited liability company after a Trust Contribution is not a corporation described in Section 1361(a)(1) of the Code or a limited liability company that is disregarded as an entity separate from its owners under the Code, the Trust's ability to make Trust Tax Distributions must terminate prior to such contribution or reorganization (except with respect to tax distributions in respect of taxable periods ending on or prior to the date such contribution or reorganization is effective for relevant tax purposes), other than tax distributions in respect of Beneficiaries' income tax liability that results from the actions comprising such contribution or reorganization. The Trust shall deliver to the Trustee prior to such contribution or reorganization an officers' certificate covering clauses (A) through (F) and the preceding sentence of this paragraph, stating that such contribution or reorganization and such supplemental indenture comply with the Indenture, and an opinion of counsel covering clauses (A), (D), (E) and (F) above and the preceding sentence of this paragraph.

     Neither any Guarantor nor any Issuer (other than the Trust) shall consolidate or merge with or into (whether or not such Guarantor or Issuer is the surviving person) another person (other than an Issuer or Guarantor) unless
(i), subject to the provisions of Section 11.4, the person formed by or surviving any such consolidation or merger (if other than such Guarantor or Issuer) assumes all the obligations of such Guarantor or Issuer pursuant to a supplemental indenture in form reasonably satisfactory to the Trustee, pursuant to which such person shall unconditionally guarantee or assume, on a senior basis, all of such Guarantor's or Issuer's obligations under the Indenture on the terms set forth in the Indenture; and (ii) immediately before and immediately after giving effect to such transaction on a pro forma basis, no Default or Event of Default shall have occurred on a Pro Forma Basis.

     On or prior to the consummation of the proposed transaction, the Company shall have delivered to the Trustee an Officer's Certificate and an Opinion of Counsel, each stating that such consolidation, merger, sale, assignment, conveyance, transfer, lease or disposition and such supplemental indenture executed in connection therewith comply with this Indenture. The Trustee shall be entitled to conclusively rely upon such Officers' Certificate and Opinion of Counsel.

     For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise) of all or substantially all of the properties and assets of one or more Subsidiaries, the Trust's interest in which constitutes all or substantially all of the properties and assets of the Trust shall be deemed to be the transfer of all or substantially all of the properties and assets of the Trust.

     Section 5.2 Successor Corporation Substituted.

     Upon any consolidation or merger or any transfer of all or substantially all of the assets of the Trust or consummation of a plan of liquidation in accordance with the foregoing, the successor corporation or limited liability company formed by such consolidation or into which the Trust is merged or to which such transfer is made or, in the case of a plan of liquidation, the entity which receives the greatest value from such plan of liquidation shall succeed to, and be substituted for, and


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

may exercise every right and power of, the Trust under the Indenture with the same effect as if such successor corporation or limited liability company had been named therein as an Issuer, and the Trust shall be released from the obligations under the Notes and the Indenture except with respect to any obligations that arise from, or are related to, such transaction.

Section 2. GOVERNING LAW.

     THE INTERNAL LAWS OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS AMENDMENT.

Section 3. HEADINGS

     The Headings of the Sections of this Amendment have been inserted for convenience of reference only, are not to be considered a part of this Amendment and shall in no way modify or restrict any of the terms or provisions hereof.

Section 4. COUNTERPART ORIGINALS.

     The parties may sign any number of copies of this Amendment. Each signed copy shall be an original, but all of them together represent the same agreement.


Section 5. THE TRUSTEE.

     The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Amendment or for or in respect of the recitals contained herein, all of which recitals are made solely by the Issuers.



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     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered, all as of the date first written above.

                                     VENTURE HOLDINGS TRUST
                                     VEMCO, INC.
                                     VEMCO LEASING, INC.
                                     VENTURE INDUSTRIES CORPORATION
                                     VENTURE HOLDINGS CORPORATION
                                     VENTURE LEASING COMPANY
                                     VENTURE MOLD & ENGINEERING
                                         CORPORATION
                                     VENTURE SERVICE COMPANY



                                     By: /s/ MICHAEL G. TORAKIS
                                         --------------------------------------
                                         Michael G. Torakis, President


                                     THE HUNTINGTON NATIONAL BANK


                                     By: /s/ RUTH F. SOWERS
                                         --------------------------------------
                                         Authorized Signer



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